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                                                                     Exhibit 8.2

             [Letterhead of Arent Fox Kintner Plotkin & Kahn PLLC]


                                                  October 18, 1999



Transaction Network Services, Inc.
1939 Roland Clarke Place
Reston, Virginia 20191

Gentlemen:

     We have acted as counsel for Transaction Network Services, Inc., a Delaware corporation ("TNI"), in connection with the proposed merger of TNI into PSINet Shelf I Inc., a wholly-owned subsidiary of PSINet Inc. pursuant to the Agreement and Plan of Merger dated as of August 22, 1999, as amended, among TNI, PSINet Inc. and PSINet Shelf I Inc. (the "Merger Agreement"). The proposed merger pursuant to the Merger Agreement is hereinafter referred to as the "Merger". You have requested our opinion as to certain federal income tax consequences of the Merger to the holders of shares of TNI's common stock.

     In this connection we have reviewed the documents governing and describing the proposed transactions, including the Merger Agreement and the Prospectus/Proxy Statement included in Registration Statement on Form S-4, File No. 333-88325, as amended by Amendment No. 1 filed by PSINet Inc. with the Securities and Exchange Commission (the "Registration Statement") and have received and relied on certain information and representations from the managements of TNI and PSINet Inc. We have made no independent investigation of the information and representations received from the managements of TNI and PSINet Inc.

     In rendering the following opinions, we have assumed, without investigation, the authenticity of any document or other instrument submitted to us as an original, the conformity to the originals of any document or other instrument submitted to us as a copy, the genuineness of all signatures on such originals or copies, and the legal capacity of natural persons who executed any such document or instrument at the time of execution thereof.
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                                      -2-

     Based upon and subject to the foregoing, and the other qualifications and limitations contained herein, we are of the opinion that the discussion in the Prospectus included in the Registration Statement under the caption "Material United States Federal Income Tax Consequences of the Merger" fairly summarizes the federal income tax consequences that are likely to be material to the shareholders of Transaction Network Services, Inc. who are United States citizens or residents or domestic corporations who hold their shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code and who are not subject to special treatment under the tax laws.


     Our opinions expressed herein are based upon our interpretation of the current provisions of the Code and existing judicial decisions, administrative regulations and published rulings and procedures. Our opinions are not binding upon the Internal Revenue Service or courts and we cannot give you assurance that the Internal Revenue Service will not successfully challenge the conclusions set forth herein. We cannot give you assurance that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. We undertake no obligation to advise you of changes in law which may occur after the date hereof.

     Our opinions are limited to the federal income tax matters and federal law of the United States of America addressed herein, and no other opinions are rendered with respect to any other matter not specifically set forth in the foregoing opinion and we assume no responsibility as to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name as it appears under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

     This opinion is intended solely for your benefit in connection with the transactions described above and, except as provided in the immediately preceding paragraph, may not be otherwise communicated to, reproduced, filed publicly or relied upon by, any other person or entity for any other purpose without our express prior written consent. This opinion is limited to the matters stated herein, and no opinion or belief is implied or may be inferred beyond the matters expressly stated herein.

     We wish to advise you that certain attorneys with Arent Fox own certain shares of TNI common stock.

                                   Very truly yours,

                                   /s/ Arent Fox Kintner Plotkin & Kahn PLLC